Exhibit 10.20

THIRD AMENDMENT AGREEMENT entered into as of the May 8, 2020 (the “Third Amendment”),

BETWEEN:	KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed under the laws of Barbados;

(hereinafter called the “Lender”)

AND:	SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;

(hereinafter called the “Borrower”)

WHEREAS the Borrower and the Lender are parties to that certain loan agreement made as of the 21st day of January, 2015, as amended by a first amending agreement dated November 12, 2015, as amended and restated as of the 9th day of August, 2017, as amended by a loan amendment agreement to the amended and restated loan agreement dated May 14, 2018 and as amended by a second amendment to the amended and restated loan agreement dated March 27, 2019 (such agreement, as amended, restated, amended and restated or otherwise modified from time to time as of the date hereof, the “Loan Agreement”);

WHEREAS the Borrower has requested (i) that the Lender advance an additional loan in the principal amount of Two Million Five Hundred Thousand United States Dollars (US$2,500,000) in order to fund working capital needs (the “Additional Loan”) and (ii) certain amendments to the Loan Agreement, including with respect to Maturity Date and the payment of the Third Tranche Success Fee (as hereinafter defined);

WHEREAS the Lender and the Borrower desire to amend the Loan Agreement to, inter alia, provide for the Additional Loan on the terms and conditions set forth herein and to amend certain terms and conditions in the Loan Agreement;

NOW, THEREFORE, IN CONSIDERATION of these presents and of the mutual covenants hereinafter contained, the parties have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1	Capitalized Terms

In this Third Amendment (including the recitals), capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement as if amended to include the amendments set out in this Third Amendment.

1.2	To be Read with Loan Agreement

This Third Amendment is an amendment to the Loan Agreement. Unless the context of the Third Amendment otherwise requires, the Loan Agreement and this Third Amendment shall be read together and shall have effect as if the provisions of the Loan Agreement and this Third Amendment were contained in one agreement.

ARTICLE 2

AMENDMENTS

2.1	Amendments to the Loan Agreement

The Borrower and the Lender hereby agree to amend the Loan Agreement as follows:

2.1.1	Section 1.1 of the Loan Agreement is amended by inserting or restating the following definitions (as the case may be):

“Additional Loan” means the loan to the Borrower by the Lender in the principal amount of Two Million Five Hundred Thousand United States Dollars (US$2,500,000) pursuant to the Third Amendment.

“Additional Loan Success Fee” has the meaning set forth in Section 4.8. “Third Tranche Success Fee” has the meaning set forth in Section 4.8.

“Loan” means, collectively or individually, as the context requires, the First Tranche, the Second Tranche, the Third Tranche, the Additional Loan, any Additional Tranches and, starting August 9, 2020, the Third Tranche Success Fee.

“Loan Documents” means (i) this Agreement and the Loan Agreement, as amended hereby, and the Security Documents delivered by the Loan Parties pursuant to this Agreement and the Existing Loan Agreement or otherwise in connection with this Agreement and the Existing Loan Agreement, including any Loan Document delivered to Lender as general continuing collateral security for the payment and performance of the present and future Obligations (including obligations relating to the Second Tranche, the Third Tranche, the Additional Loan, any Additional Tranche and the Third Tranche Success Fee), as well as any amendments, replacements, supplements or other modifications hereto or thereto or any other documents or instruments contemplated hereby or thereby, (ii) all present and future security, agreements and documents labelled by the parties thereto as a Loan Document, (iii) all confirmation agreements delivered by the Loan Parties confirming the validity of any of the foregoing Loan Documents and (iv) Lender Distribution Agreements, in each case as the same may from time to time be supplemented, amended or restated, and “Loan Document” shall mean any one of the Loan Documents.

“Maturity Date(s)” means: (i) with respect to the First Tranche, January 20, 2018, (ii) with respect to the Second Tranche, November 11, 2017, (iii) with respect to the Third Tranche, December 31, 2020, (iv) with respect to the Additional Loan, the first anniversary of the Second Closing Date and (v) with respect to the Third Tranche Success Fee, August 31, 2022.

“Projected Sales Schedule” means the target revenues and projected sales of the Borrower attached to the Third Amendment as Schedule B.

“Repayment Schedule” means the Amended and Restated Schedule of Repayment of principal of the Loan attached to the Third Amendment as Schedule A.

“Second Closing Date” means May 8, 2020 or such other date on which the Additional Loan is advanced to the Borrower.

“Termination Date” means August 31, 2022.

“Third Amendment” means that certain Third Amendment to Loan Agreement dated as of May 8, 2020.

2.1.2	The following shall be added as Section 2.1(d) immediately following Section 2.1(c) in respect of the Additional Loan:

“(d) Additional Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Lender agrees to loan to the Borrower in lawful money of the United States the Additional Loan on the terms hereof and the Borrower hereby irrevocably authorizes the Lender to advance the Additional Loan on the terms hereof. The Additional Loan shall bear interest as set forth in Section 4.1 of this Agreement.”

2.1.3	Section 4.1 (b) is hereby amended and restated as follows:

“(b) Third Tranche and Additional Loan. Subject to Section 4.3, the principal amount of the Third Tranche, the Additional Loan and other outstanding Obligations relating to the Third Tranche and the Additional Loan shall bear interest from the Second Closing Date to the date paid in full, at a rate equal to 12.5% per annum compounded quarterly. In each case such interest shall be payable in arrears in accordance with Section 4.2 and calculated in accordance with Section 4.4(b).

2.1.4	Section 4.1 is hereby amended by adding the following immediately after 4.1(c):

“(d) Third Tranche Success Fee. Subject to Section 4.3, the principal amount of the Third Tranche Success Fee and other outstanding Obligations relating to the Third Tranche Success Fee shall bear interest from August 9, 2020 to the date paid, at a rate equal to 12.5% per annum compounded quarterly. In each case such interest shall be payable in arrears in accordance with Section 4.2 and calculated in accordance with Section 4.4(b).

2.1.5	Section 4.4 is hereby amended by adding the following after 4.4(b):

“(c) Additional Loan and the Third Tranche Success Fee. With respect to the Additional Loan and the Third Tranche Success Fee, interest shall be determined daily and compounded quarterly not in advance, both before and after demand, default and judgment and shall be computed on a 360-day basis.”

2.1.6	Section 4.8 is hereby amended and restated as follows:

The Borrower will pay to Lender (i) a success fee in the amount of US$1,000,000 with respect to the Third Tranche (the “Third Tranche Success Fee”), which amount shall be fully earned as of the Second Closing Date and payable no later than the Termination Date and (ii) a success fee in the amount of US$83,250 with respect to the Additional Loan (the “Additional Loan Success Fee”), which shall be fully no later than the Second Closing Date and payable on the first anniversary of the Second Closing Date. The Third Tranche Success Fee shall bear interest as set forth in Section 4.1 of this Loan Agreement and, for certainty, the Third Tranche Success Fee and the Additional Loan Success Fee shall be “Obligations” as defined in this Agreement and in the other Loan Documents.

2.1.7	The following shall be added as Section 9.1 (bb) immediately following Section 9.1 (aa):

9.1 (bb) Weekly Sweep. Without limiting in any way the provisions of Section 9.2(q), the Loan Parties undertake and agree that any funds, Permitted Cash Investments, cash or Equity Interests deposited or held in a Deposit Account or a Security Account not subject to a Control Agreement shall be transferred to a Deposit Account or a Security Account subject to a Control Agreement on no less than a weekly basis.

2.1.8	The following shall be added as Section 9.4 immediately following Section 9.3:

9.4. Agreements and other deliverables to be delivered following the Second Closing Date.

(a) Within thirty (30) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall enter into, and provide the Lender with an executed copy of, a third party logistics services agreement with Moulton Logistics, which agreement shall be on terms and conditions consistent with the current arrangements between the Borrower and Moulton Logistics as disclosed by the Borrower to the Lender prior to the date hereof (the “3PL Agreement”;

(b) Within thirty (30) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall obtain a consent, waiver and acknowledgement from Moulton Logistics, in form, scope and substance reasonably acceptable to the Lender;

(c) Within sixty (60) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall enter into, and provide the Lender with executed copies of, master quality agreements between the Borrower and each of its two principal suppliers with respect to FF Products, which agreements shall be in form, scope and substance satisfactory to the Lender, acting reasonably;

(d) Within fifteen (15) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall deliver evidence of the perfection of the Lender’s security in the State of Maine;

(e) Within ten (15) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall deliver a certificate of status or good standing, as applicable, for the State of Maine;

(f) Within twenty (20) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall deliver a certificate of insurance to the Lender evidencing appropriate property insurance, in form and substance satisfactory to the Lender, acting reasonably; and

(h) Within thirty (30) days of the Second Closing Date (or such later date agreed to by the Lender), the Borrower shall provide the Lender with evidence that notices of the Liens granted to the Lender have been duly filed with the United States Patent and Trademark Office and the Canadian Intellectual Property Office.

2.1.9	Section 9.1(z)(i) of the Loan Agreement is hereby amended and restated as follows:

“(i) Minimum EBITDA. The Borrower shall maintain a minimum EBITDA of Three Million Dollars (US$3,000,000) for the twelve (12) months ending on June 30, 2020 and Four Million Dollars (US$4,000,000) for the twelve (12) month period ending on the last day of each Fiscal Quarter thereafter.”

2.1.10	Section 9.1(z)(iii) of the Loan Agreement is hereby amended and restated as follows:

“(iii) Cash Balance. The Borrower will maintain at all times a minimum positive cash balance equal to Six Hundred Thousand Dollars (US$600,000), and the Borrower shall prepare a statement in accordance with GAAP setting forth the aggregate amount of cash and cash equivalents so held by the Borrower, which statement shall be certified by the Chief Executive Officer and Chief Financial Officer of the Borrower (the “Cash Balance Statement”).”

2.1.11	Section 9.2(q) of the Loan Agreement is amended by adding the following text at the end thereof.

“Notwithstanding the foregoing, the proceeds of the Additional Loan advanced by the Lender on the Second Closing Date shall be immediately deposited in and at all times thereafter held only in Deposit Accounts that are subject to Control Agreements and, for certainty, the transfer of all or any portion of the proceeds of the Additional Loan to any other Deposit Account, or any other account at any financial institution or any other institution (including securities firms) and brokerage accounts, at any time shall constitute an Event of Default hereunder.”

2.1.12	Section 9.2 of the Loan Agreement is amended by adding the following text after subsection (t):

“(u) Covid-19 Covenant. Notwithstanding anything else set forth in this Agreement or in any other Loan Document, if the monthly Consolidated net revenues of the Borrower fall below the monthly revenue targets and projected sales set forth in the Projected Sales Schedule by an amount of more than 18%, then the Borrower shall immediately: (i) cease all consulting service payments otherwise payable to Kenek Brands Inc. pursuant to any written or oral employment service or consulting agreements (the “Suspension of Compensation”), (ii) implement such other cost-cutting measures proposed by the Borrower and approved by and satisfactory to the Lender, acting reasonably (the “Acceptable Cost-Cutting Measures”) and, unless otherwise confirmed by the Lender to the Borrower in writing, the Suspension of Compensation and Acceptable Cost-Cutting Measures shall remain in effect until the earlier of (i) the indefeasible repayment and performance in full of the Obligations and (ii) the Termination Date. For certainty, the failure of the Borrower to implement and maintain the Suspension of Compensation or establish, implement and maintain Acceptable Cost-Cutting Measures shall be an Event of Default.

2.1.13	From and as of the Second Closing Date, (i) all references in the Loan Agreement to “this Agreement” shall mean the Loan Agreement as amended by this Third Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, and (ii) all references in the other Loan Documents to the “Loan Agreement” (or words of similar import) shall be deemed to be references to the Loan Agreement as amended by this Third Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time. All references in any of the Loan Documents to the “Loan Documents” shall mean the Loan Documents as amended by this Third Amendment and as may otherwise be amended restated, supplemented or otherwise modified from time to time and, for certainty, shall include any security, agreements and documents executed and delivered by the Borrower or any of its Subsidiaries in connection with this Third Amendment.

2.1.14	Except as expressly amended by this Third Amendment, all other provisions of the Loan Agreement and the Loan Documents not specifically amended hereby shall remain unchanged and in full force and effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties

In order to induce the Lender to enter into this Third Amendment, the Borrower represents and warrants to the Lender as of the Second Closing Date as follows, which representations and warranties shall survive the execution and delivery hereof:

3.1.1	after giving effect to the updated disclosure schedules contemplated in subsection 3.1.4 of this Third Amendment, the representations and warranties set forth in Article 7 of the Loan Agreement are true and correct as of the Second Closing Date;

3.1.2	all consents and approvals required in connection with the execution and delivery by the Loan Parties of this Third Amendment and the other Loan Documents contemplated hereby have been obtained;

3.1.3	the execution and delivery of this Third Amendment and the other Loan Documents contemplated hereby do not conflict with or contravene any agreement to which any Loan Party is a party;

3.1.4	attached to this Third Amendment are updated disclosure schedules to the Loan Agreement in connection with each representation set forth in Section 11 of the Loan Agreement, which schedules reflect such representations being current to the Second Closing Date (as contrasted to the Closing Date);

3.1.5	all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Third Amendment and the other Loan Documents contemplated hereby by the Loan Parties;

3.1.6	as of the Second Closing Date, no Default or Event of Default exists.

ARTICLE 4

CONDITIONS PRECEDENT & CLOSING DATE

4.1	Conditions to Loan by the Lender

The effectiveness of this Third Amendment and the Lender’s obligation to fund the Additional Loan amount shall be subject to the following conditions precedent having been met to the satisfaction of the Lender, or, alternatively, waived in writing by the Lender:

4.1.1	the Borrower will pay to the Lender Thirty Six Thousand United States Dollars (US$36,000) as payment of the Work Fee in respect of the Additional Loan amount, (which, for certainty, shall be fully earned and payable on the date hereof, whether or not the Additional Loan is advanced);

4.1.2	the Borrower will pay to the Lender Five Hundred Thousand United States Dollars (US$500,000) as a partial repayment of the outstanding principal amount of the Third Tranche;

4.1.3	this Agreement shall have been executed and delivered by all parties hereto;

4.1.4	the Borrower and its Subsidiaries shall have executed and delivered to the Lender a confirmation of guarantee and security agreement;

4.1.5	the Lender shall have received certified copies of the resolutions authorizing the execution, delivery and performance of Borrower’s obligations hereunder and copies of the resolutions of the Borrower authorizing the confirmation of guarantee and security agreement regarding the Loan Documents to which they are a party and the transactions contemplated therein, and the incumbency of the officers of Borrower;

4.1.6	certificates of status or good standing, as applicable, for all relevant jurisdictions of Borrower shall have been delivered to the Lender;

4.1.7	the Loan Parties shall be in compliance in all material respects with all (if any) Material Contracts and Material Licences to the satisfaction of the Lender and copies of all Material Contracts and Material Licences if any, applicable to the Loan Parties, shall have been delivered to the Lender;

4.1.8	evidence that all necessary or required consents or approvals of any Governmental Authority or other Person in connection the delivery of the Loan Documents have been obtained;

4.1.9	US and Canadian Lien searches and reports thereon, and releases, discharges, estoppels and postponements with respect to all Liens which are not Permitted Liens, if any, shall have been delivered to the Lender;

4.1.10	payment of all amounts and fees payable to the Lender (for certainty, including fees of counsel to the Lender);

4.1.11	duly executed copies of the Security (including any additional Security required by the Lender further to the merger of the Borrower or otherwise) shall have been delivered to the Lender and such financing statements or other registrations of such Security, or notice thereof, shall have been filed, registered, entered or recorded in all offices of public record necessary or desirable in the opinion of the Lender to preserve or protect the charges and security interests created thereby;

4.1.12	a currently dated letter of opinion of US counsel to the Borrower shall have been delivered to the Lender. Such opinions shall, amongst other things, opine as to the enforceability of this Agreement and the Loan Agreement as amended hereby, that the existing Security delivered in connection with the Loan Agreement is first ranking perfected security in favour of the Lender in respect to all of the Obligations, including without limitation, the Additional Loan, and shall also address other customary enforceability, security and corporate matters;

4.1.13	the Borrower shall have delivered to the Lender certificates of insurance acceptable to the Lender showing, inter alia, the Lender as a first loss payee as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

4.1.14	no Default or Event of Default shall have occurred and be continuing on the Second Closing Date or would result from making the Additional Loan and a senior officer of the Borrower shall have certified the same to the Lender;

4.1.15	no Material Adverse Effect shall have occurred;

4.1.16	the Lender shall have received such additional evidence, documents or undertakings as the Lender shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Third Amendment; and

4.1.17	the Lender shall have completed all due diligence which it considers necessary or appropriate in its discretion in regard to the Loan Parties and their Property, books and records, operations, prospects and condition (financial or otherwise), including, without limitation, in regards to past and ongoing compliance with Applicable Laws (including Environmental Laws), union and labour relations and pension matters.

ARTICLE 5

MISCELLANEOUS

5.1	Further Assurances

Each of the Borrower and the Lender shall, from time to time hereafter and upon any reasonable request of the other party, execute and deliver such further agreements and documents and do all such other acts and things as may be necessary or appropriate to give effect to the foregoing.

5.2	Time of the Essence

Time shall be of the essence of this Third Amendment.

5.3	Severability

If any provision of this Third Amendment is found by final judgment of a court of competent jurisdiction to be invalid or unenforceable in whole or in part, such provision (or part thereof, as the case may be) shall be severable and such finding shall not affect the validity or enforceability of the remainder of such provision or of any other provision hereof.

5.4	Enurement

This Third Amendment shall enure to the benefit of and be binding upon the parties hereto and their permitted assigns.

5.5	Counterparts

This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

5.6	Paramountcy

In the event of any conflict or inconsistency between the terms and conditions of this Third Amendment and the terms and conditions of any other Loan Document, including the Loan Agreement, the terms and conditions of this Third Amendment shall prevail and be paramount to the extent of such conflict or inconsistency.

5.7	Continuance of Loan Agreement and Security

The Loan Agreement, as changed, altered, amended or modified by this Third Amendment, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. Nothing in this Third Amendment shall constitute a release, settlement, extinguishment, rescission or novation of any indebtedness or Loan outstanding under the Loan Agreement and all advances outstanding under the Loan Agreement shall continue as advances following the execution and delivery of this Third Amendment.

5.8	Performance; No Lender Defaults.

The Borrower confirms that the Lender has fully and timely performed all of its respective obligations and duties in compliance with the Loan Documents and applicable law, and has acted reasonably and in good faith. In further consideration of the Lender’s execution of this Third Amendment, the Borrower, on behalf of itself, its successors, assigns, affiliates, members, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Lender, and the respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents of each (each a “Releasee”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or (to the maximum extent permitted by applicable law) unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by the Lender, or any other Releasee, with respect to the Loan Documents and any collateral, other than Lender’s or any Releasee’s gross negligence or willful misconduct, on or before the date of this Third Amendment (collectively, the “Claims”). Borrower further agrees that it shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Claim.

5.9	Governing Law

This Third Amendment will be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

5.10	Language

The parties acknowledge that they have requested that this Third Amendment and all ancillary documents be drawn up in the English language only. Les parties reconnaissent avoir exigé que cette convention ainsi que tous les documents y reliés soient rédigés en anglais seulement.

(signature page follows)

IN WITNESS WHEREOF the parties hereto have duly executed this Third Amendment as of the date and at the place first hereinabove set forth.

KNIGHT THERAPEUTICS (BARBADOS) INC.

by	/s/ Michel Loustric
Name:	Michel Loustric
Title:	President

SYNERGY CHC CORP.

by	/s/ Jack Ross
Name:	Jack Ross
Title:	CEO